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                                                                    Exhibit 2.3

                              SEVERANCE AGREEMENT
                              -------------------

     THIS SEVERANCE AGREEMENT (the "Agreement") is made and entered into as of April 30, 2001 by and between LearningStar Corp., a Delaware corporation ("LearningStar"), and David Blohm ("Blohm"). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to them in that certain Contribution Agreement and Plan of Reorganization and Merger, dated as of November 14, 2000, as amended, by and among Earlychildhood LLC ("Earlychildhood"), SmarterKids.com, Inc. ("SmarterKids"), LearningStar and S-E Educational Merger Corp., a wholly-owned subsidiary of LearningStar (the "Merger Agreement").

     WHEREAS, concurrently with the execution of this Agreement, in connection with the transactions contemplated by the Merger Agreement, SmarterKids and Earlychildhood consummated the combination of their respective companies and each became a wholly owned subsidiary of LearningStar.

     WHEREAS, effective as of the date hereof, LearningStar wishes to provide Blohm with a severance arrangement on the terms and conditions set forth herein, and Blohm wishes to accept such severance arrangement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

    1. Resignation. Effective as of the date hereof, Blohm hereby agrees to resign from any and all positions as an officer, director, employee or consultant of SmarterKids, and LearningStar hereby agrees to accept Blohm's resignation from any and all such positions.

    2.  Termination of Agreements and Employment Relationship. Effective as of
        -----------------------------------------------------
the date hereof, any and all rights and obligations of the employment relationship between SmarterKids and Blohm (the "Employment Relationship"), shall be terminated, cancelled and of no further force and effect.

    3.  Severance.
        ---------

        (a) On the date hereof LearningStar shall pay Blohm $400,000. The parties hereto acknowledge and agree that Blohm shall not be entitled to any further payments pursuant to this Agreement in connection with the termination of the Employment Relationship.

        (b) From the date hereof through October 31, 2002, LearningStar shall continue to provide Blohm his current employee benefits, including but not limited to health, dental, short-term disability, life insurance and long-term disability coverage.

        (c) All options to purchase common stock of LearningStar
("LearningStar Options") held by Blohm immediately after the Effective Time shall be vested and immediately exercisable. Blohm shall have until three and one-half years following the Effective Time to exercise such LearningStar Options.
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        (d) In the event that Blohm exercises his option under Section 15 to revoke this Agreement, Blohm agrees to refund any and all severance payments received pursuant to Section 3, and acknowledges that LearningStar shall have no further obligations to make severance payments to Blohm.

    4.  Release.
        -------

        a. Except for those obligations created by or arising out of this Agreement, Blohm hereby forever releases, discharges and covenants not to sue LearningStar, SmarterKids, Earlychildhood or, as applicable, their respective divisions, subsidiaries, parent(s), affiliated corporations, partnerships or limited liability companies, past and present, and each of them, as well as their directors, officers, shareholders, members, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, "Releasees") from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with (i) the Merger Agreement or (ii) the Employment Relationship with, or Blohm's separation or resignation from, SmarterKids, including, without limiting the generality of the foregoing, any claim for severance pay, bonus, incentive compensation, incentive stock options (other than the 1,071,000 incentive stock options (or shares received or receivable upon exercise thereof) of SmarterKids held by Blohm prior to the date hereof; the validity of Blohm's ownership rights thereto, and to the shares of LearningStar obtainable upon exercise thereof, being hereby acknowledged by both parties), performance units, or similar benefit, change in control benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability, equity or non-equity rights, or any other occurrences, acts or omissions whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of the Releasees, committed or omitted prior to the date of this Agreement, including, without limiting the generality of the foregoing, any claim for breach of contract, impairment of economic opportunity, intentional infliction of emotional distress or other tort, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation or ordinance. Nothing contained herein shall be construed to preclude Blohm from pursuing disability-related insurance claims or benefits.

        b. This Agreement is intended to be effective as a bar to every claim, demand and cause of action stated above. Accordingly Blohm hereby expressly waives any rights and benefits conferred by any law, rule or regulation of any other state, federal, or foreign authority or jurisdiction to the effect that a release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the Releasee.

    5. Assistance With Claims. Blohm agrees that during and after his employment
       -----------------------
by SmarterKids, he will assist LearningStar in the defense of any claims or potential claims that may be made or threatened to be made against it or SmarterKids in any action, suit, or proceeding, whether civil, criminal,
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administrative, or investigative (a "Proceeding") and will assist LearningStar in the prosecution of any claims that may be made by LearningStar in any Proceeding, to the extent that such claims may relate to Blohm's service as a director or officer of SmarterKids. Blohm agrees, unless precluded by law, to promptly inform LearningStar if Blohm is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. Blohm also agrees, unless precluded by law, to promptly inform LearningStar if Blohm is asked to assist in any investigation (whether governmental or private) of LearningStar or SmarterKids (or their respective actions), regardless of whether a lawsuit has then been filed against LearningStar or SmarterKids with respect to such investigation.

    6. Term. This Agreement shall continue through the date of the last payment
       -----
or benefit provided for hereunder, provided that Sections 7, 8 and 10 shall survive such expiration in accordance with their terms.

    7.  Indemnification.  During and after the term of this Agreement,
        ----------------
LearningStar agrees that if Blohm is made a party, or compelled to testify or otherwise participate in any Proceeding, by reason of the fact that he was a director or officer of SmarterKids (or any of its Subsidiaries), Blohm shall be indemnified by LearningStar to the fullest extent permitted under Section 145 of the Delaware General Corporation Law or (but not to any lesser extent) as authorized by LearningStar's certificate of incorporation or bylaws or resolutions of the LearningStar Board of Directors against all costs, expenses, liabilities, damages and losses reasonably incurred or suffered by Blohm in connection therewith, and such indemnification shall continue as to Blohm for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending. LearningStar shall advance to Blohm all reasonable costs and expenses incurred by him in connection with a Proceeding within ten (10) days after receipt by LearningStar of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Blohm to repay the amount of such advance if it shall ultimately be determined, in a final judgment for which the time to appeal has expired, that, pursuant to applicable law, he is not entitled to be indemnified against such costs and expenses.

    8. Confidentiality. For a period of five (5) years from the Effective Date,
       ----------------
Blohm agrees not to use or disclose LearningStar's, SmarterKids' or Earlychildhood's trade secrets and confidential business information, and expressly acknowledges that this obligation survives the termination of his employment. Trade secrets and confidential business information include, without limitation, items such as business, marketing and sales plans and strategies; analyses of competition and competitors; pricing information (including profit margins, discounts, and pricing strategies); customer information (including the identity, addresses and phone numbers of existing or prospective customers, customer contacts, customer lists, profit margins for particular customers, customer data such as load profiles, customer contracts and terms such as pricing and expiration dates, and information about the particular desires and needs of customers); supply information (including equipment specifications and capabilities, production problems and progress, and terms such as payment, pricing and expiration dates), supply contracts, and the identity, addresses and phone numbers of key suppliers; specialized software and related applications and data; and employment information (including the identity and performance of
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key employees and salary history) (hereafter collectively "Proprietary
Information"). Blohm agrees to return to LearningStar all of its and SmarterKids' property in Blohm's possession and all documents, including documents stored on computer readable media, which contain or reflect Proprietary Information of any type.

    9. Non-Disparagement. Blohm agrees to refrain from making any statements
       ------------------
about LearningStar, SmarterKids, Earlychildhood or any of their respective officers, directors or members that would disparage, or reflect unfavorably upon the image or reputation of LearningStar, SmarterKids, Earlychildhood or any such officer, director or member. LearningStar and its subsidiaries agree to refrain from making any statements about Blohm that would disparage, or reflect unfavorably upon the image or reputation of Blohm.

    10. Arbitration. Any claim arising out of or relating to this Agreement will
        -----------
be subject to arbitration in Boston, Massachusetts, in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association relating to commercial disputes. The prevailing party in any such arbitration shall be entitled to recover from the other party its reasonable expenses incurred in connection with such arbitration, including the reasonable fees and expenses of counsel.

    11. Severability.  If any provision of this Agreement is determined to be
        ------------
invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

    12. Entire Agreement. This Agreement constitutes the entire agreement
        -----------------
between Blohm and LearningStar with respect to the terms and conditions of any severance arrangement, and, as of the Effective Time, supersedes all prior or concurrent arrangements, discussions, agreements or understandings with respect to the Blohm's services.

    13. Governing Law.  This Agreement shall be governed by the laws of the
        --------------
Commonwealth of Massachusetts without regard to principles of conflicts of law.

    14. Amendment.  No amendment shall be valid unless in writing and signed by
        ---------
each of LearningStar and Blohm.

    15. Counsel; Review. The parties have had the opportunity to review this
        ----------------
Agreement themselves and, if they have so chosen, with their respective legal counsel, and enter into this Agreement voluntarily. Blohm acknowledges that he may consider this Agreement for a period of twenty-one (21) days prior to signing it. Blohm also understands that he may revoke this Agreement within seven (7) days following his execution of the Agreement by giving written notice to LearningStar.

    16. Notice. Any notice, or other written communication to be given pursuant
        -------
to this Agreement for whatever reason shall be deemed duly given and received
(a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed to the above parties as follows:
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     If to LearningStar:

          LearningStar Corp.
          2 Lower Ragsdale Drive, Suite 200
          Monterey, California 93940
          Attn:  Board of Directors

     with a copy to:

          Latham & Watkins
          633 West Fifth Street, Suite 4000
          Los Angeles, California 90071
          Attn: Jeffrey L. Kateman, Esq.

          and

          Testa, Hurwitz & Thibeault, LLP
          125 High Street
          Boston, Massachusetts 02110
          Attn:  Gordon H. Hayes, Jr., Esq.

     If to Blohm:

          12 Rambling Road
          Sudbury, MA  01776

               and

     with a copy to:

          Testa, Hurwitz & Thibeault, LLP
          125 High Street
          Boston, Massachusetts 02110
          Attn:  Gordon H. Hayes, Jr., Esq.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

                              LEARNINGSTAR CORP.



                              By:  /s/ Ronald Elliott
                                 ---------------------------
                                 Name  Ronald Elliott
                                       ---------------------
                                 Title:
                                       ---------------------



                               /s/ David Blohm
                              ------------------------------
                              David Blohm